EXHIBIT 99.1

Weyland Tech Enters Into Strategic Licensing Agreement For Korea Market

Hong Kong, March 16, 2016 -- Weyland Tech Inc. (OTC Markets: WEYL) ("Weyland Tech" or the "Company"), a provider of mobile business applications announces that it has signed a strategic licensing  agreement with IAM, Inc. (“IAM"), for the Korean market.

IAM is owned and managed by former executives from the Korean Internet, Online Gaming and e-commerce/m-commerce industries, including NCSoft, NHN Naver, Lotte.com and SimpleX Internet.

Mr. Cha Gyu Sub, CEO of IAM, and previously head of e-commerce for NHN Naver, commented: " I am extremely enthused to work with Weyland Tech and offer CreateApp in the Korean market. This solution will replace how we develop an APP by eliminating difficulties and decreasing high initial costs. Korea has the 4th largest Smartphone penetration in the world and CreateApp, via IAM, will be the first DIY APP available in the Korean market. I believe the CreateApp solution will be applicable universally in the Korea market and am highly confident of its success."

About Weyland Tech  Inc.

Weyland Tech's CreateApp platform is focused on the Asia markets. Our CreateApp platform is offered in 12 languages and enables small-medium-sized businesses ("SMB's") to create a mobile application ("APP") without the need of technical knowledge and background.

SMB's can increase sales, reach more customers and promote their products and services via a simple easy to build mobile APPs in an affordable and cost-effective manner.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the continued growth of the e-commerce segment and the ability of the Company to continue its expansion into that segment; the ability of the Company to attract customers and partners and generate revenues; the ability of the Company to successfully execute its business plan; the business strategy, plans, and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume any duty to update these forward-looking statements.

Contact:

info@weyland-tech.com